Exhibit 99.1

 The First Bancshares, Inc. Reports Annual 2006 Earnings and Dividend
                  Net Income increases 73.6% for 2006


    HATTIESBURG, Miss.--(BUSINESS WIRE)--Jan. 30, 2007--The First Bancshares, Inc. (Nasdaq: FBMS), holding company for The First, A National Banking Association, (www.thefirstbank.com) today reported earnings for the Company for the quarter and the year ended December 31, 2006 and also announced an annual dividend of $0.30 per share.

    Net income for the year ended December 31, 2006 amounted to $3.32 million, a 73.6% increase over the $1.91 million reported for the year ended December 31, 2005. Basic earnings per share for 2006 were $1.35 compared to $0.81 per share for 2005. Fully diluted earnings per share for 2006 were $1.27 compared to $0.77 for 2005, an increase of 64.9%.

    Earnings for the quarter ended December 31, 2006 amounted to $836 thousand, or $0.30 per share on a fully diluted basis, compared to $645 thousand or $0.26 per share on a fully diluted basis for the same quarter in 2005, an increase in earnings of $191 thousand or 30%.

    The annual dividend of $0.30 to shareholders of record on February 5, 2007 will be paid on February 15, 2007. The $0.30 dividend is an increase of $0.14, or 87.5%.

    David E. Johnson, Chairman and Chief Executive officer, commented, "We are pleased to announce a record year for our organization. Not only did we complete our successful merger with First National Bank of Wiggins and open a de novo branch in Bay St. Louis, MS, we exceeded our 2005 earnings by 74%. The Company is growing profitably and we are excited about expanding our footprint in south Mississippi."

    Net interest income for the year ended December 31, 2006, increased $4.23 million over the same period in 2005. Non-interest income increased to $2.24 million from $1.68 million for the year ended December 31, 2006 as compared to the same period in 2005 while non-interest expense also increased to $11.1 million from $8.14 million.

    Net interest income for the quarter ended December 31, 2006, was $4.11 million, a $1.24 million increase compared to the fourth quarter in 2005. Non-interest income increased for the fourth quarter of 2006 by $185 thousand as compared to the fourth quarter of 2005. Non-interest expense increased $1.06 million to $3.31 million as compared to $2.25 million for the fourth quarter of 2005.

    Return on average assets and average equity for the year ended December 31, 2006, was .93 and 13.04% compared to .75% and 10.84% for the year ended December 31, 2005.

    Return on average assets and average equity for the quarter ended December 31, 2006, was .86 and 12.61% compared to .90% and 14.16% for the quarter ended December 31, 2005.

    Total assets were up $123.4 million, or 42%, between December 31, 2005, and December 31, 2006. The increase in assets from last year was funded by deposit growth of $109.8 million or 45%. Total net loans were up $87.6 million, or 44%, between December 31, 2005, and December 31, 2006.

    At December 31, 2006, The First Bancshares reported total loans of $287.9 million, total assets of $417.8 million, total deposits of $351.7 million and shareholders' equity of $32.4 million.

    The financial information includes the accounts of First National Bank of Wiggins, which was acquired on October 1, 2006. The amounts included for First National Bank of Wiggins are on a preliminary basis and may be subsequently adjusted.

    Stock Offering

    As previously announced, The First Bancshares, Inc. planned to sell 365,000 shares of its Common Stock, par value $1.00 per share. The public offering price was $22.50 per share. All of the 365,000 shares of Common Stock offered were sold by the Company through its directors, executive officers, and bank market presidents, none of whom received any compensation for sales of the Common Stock. This was a "best efforts" offering by the Company and was completed on or about November 20, 2006.

    About The First Bancshares, Inc.

    The First Bancshares, Inc., headquartered in Hattiesburg, Mississippi, is the parent company of The First, A National Banking Association. Founded in 1996, The First operates 9 offices with locations in Hattiesburg, Laurel, Purvis, Picayune, Pascagoula, Bay St. Louis and Wiggins, Mississippi. The Company's stock is traded on NASDAQ Global under the symbol FBMS.

    Forward Looking Statements

    This news release contains statements regarding the projected performance of The First Bancshares, Inc. and its subsidiary. These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act. Actual results may differ materially from the projections provided in this release since such projections involve significant known and unknown risks and uncertainties. Factors that might cause such differences include, but are not limited to: competitive pressures among financial institutions increasing significantly; economic conditions, either nationally or locally, in areas in which the Company conducts operations being less favorable than expected; and legislation or regulatory changes which adversely affect the ability of the combined Company to conduct business combinations or new operations. The Company disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments. Further information on The First Bancshares, Inc. is available in its filings with the Securities and Exchange Commission, available at the SEC's website, http://www.sec.gov.


                      THE FIRST BANCSHARES, INC.
                         FINANCIAL HIGHLIGHTS
                             (Unaudited)

          ($ amounts in thousands except earnings per share)

                                 For three months   For twelve months
                                ended December 31,  ended December 31,

                                      2006   2005        2006    2005

Interest income                      7,289  4,572      23,760  15,693
Interest expense                     3,178  1,703       9,376   5,543
Net interest income                  4,111  2,869      14,384  10,150
Provision for loan losses              217    171         800     921
Net interest income after
   provision for loan losses         3,894  2,698      13,584   9,229
Non-interest income                    607    422       2,239   1,682
 Non-interest expense                3,306  2,246      11,139   8,138
Income before income taxes           1,195    874       4,684   2,773
Income taxes                           359    229       1,369     864
Net income                          $  836 $  645     $ 3,315 $ 1,909

Basic:
Earnings per share                  $  .31 $  .28     $  1.35 $   .81

Diluted:
Earnings per share                  $  .30 $  .26     $  1.27 $   .77


                                December 31,              December 31,
                                    2006                      2005

Total assets                         417,758                  294,390
Cash and due from banks               10,415                   12,144
Federal funds sold                     8,772                   15,785
Investment securities                 91,810                   50,660
Loans, net of unearned interest      287,875                  200,310
Deposits-interest bearing            293,055                  192,364
Deposits-non interest bearing         58,667                   49,585
Total deposits                       351,722                  241,949
Borrowed funds                        20,827                   25,465
Subordinated debentures               11,341                    7,217
Stockholders' equity                  32,354                   18,478
Book value (per share)          $      11.32               $     7.70
Total shares outstanding           2,857,939                2,425,039

    CONTACT: The First Bancshares, Inc., Hattiesburg
             David Johnson, Chief Executive Officer, 601-268-8998